UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Banc of California, Inc.
(Exact name of registrant as specified in its charter)

Maryland	04-3639825
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

3 MacArthur Place, Santa Ana, California	92707
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Depositary Shares, each representing a 1/40th interest in a share of 7.75% non- cumulative perpetual preferred stock, Series F	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates: 333-274245

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1.	Description of Registrant’s Securities to be Registered.

Banc of California, Inc., a Maryland corporation (“BANC”), PacWest Bancorp, a Delaware corporation (“PACW”), and Cal Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of BANC (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of July 25, 2023, pursuant to which, on the  terms and subject to the conditions set forth therein, the Merger Sub will merge with and into PACW (the “first merger”), with PACW as the surviving entity, and immediately following the first merger, PACW will merge with and into BANC (the “second merger” and together with the first merger, the “mergers”) with BANC surviving.

The securities to be registered hereby are depositary shares (the “Depositary Shares”) of BANC, each representing a 1/40th interest in a share of BANC’s 7.75% Non-Cumulative Perpetual Preferred Stock, Series F (the “Preferred Stock”), par value $0.01 per share, with a liquidation preference of $1,000 per share (equivalent to $25 per Depositary Share). Shares of the Preferred Stock will be issued in connection with the consummation of the second merger.

The description of the Preferred Stock as set forth under the caption “Description of BANC Capital Stock— Description of New BANC Preferred Stock” and the description of the Depositary Shares as set forth under the caption “—Description of the BANC Depositary Shares,” in each case in the Registration Statement on Form S-4 (File No. 333-274245) of BANC filed with the Securities and Exchange Commission on August 28, 2023, as amended by the Pre-Effective Amendment No. 1, filed on September 29, 2023, Pre-Effective Amendment No. 2, filed on October 16, 2023 and Pre-Effective Amendment No. 3, filed on October 19, 2023.

Item 2.	Exhibits.

Exhibit No.	Description
3.1
Second Restated Articles of Restatement of Banc of California, Inc., restated as of June 4, 2018 (incorporated by reference to Exhibit 3.2 of Banc of California, Inc.’s Current Report on Form 8-K filed on June 5, 2018).

3.2
Sixth Amended and Restated Bylaws of Banc of California, Inc., amended as of May 11, 2023 (incorporated by reference to Exhibit 3.1 of Banc of California, Inc.’s Current Report on Form 8-K filed on May 15, 2023).

3.3
Form of the Banc of California, Inc. Articles of Amendment (incorporated by reference to Annex D to the joint proxy statement/prospectus forming a part of the registration statement on Form S-4 filed on August 28, 2023).

3.4
Form of Articles Supplementary of a new class of preferred stock of Banc of California, Inc. (incorporated by reference to Annex I to the joint proxy statement/prospectus forming a part of the registration statement on Form S-4 filed on August 28, 2023).

4.1
Specimen of certificate representing Banc of California, Inc.’s common stock, par value $0.01 per share (incorporated by reference to Exhibit 4 to Banc of California, Inc.’s Registration Statement on Form S-1 filed on March 28, 2002).

4.2
Form of Deposit Agreement among Banc of California, Inc., Computershare Inc. and Computershare Trust Company, N.A., jointly acting as depositary, and the holders from time to time of the depositary receipts evidencing the depositary shares. (incorporated herein by reference to Exhibit 4.2 to registration statement on Form S-4, as amended, filed on September 29, 2023).

4.3	Form of Depositary Receipt (included as part of Exhibit 4.2 hereto).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: November 30, 2023	Banc of California, Inc.

	By:	/s/ Ido Dotan
Name: Ido Dotan
Title: Executive Vice President, General Counsel and Corporate Secretary